Press release

RBC Bearings Incorporated Announces Fiscal 2009 Third Quarter Results

Oxford, CT – February 5, 2009 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended December 27, 2008.

Third Quarter Highlights

	Q3 Fiscal 2009		Q3 Fiscal 2008		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$85.3		$80.4		6.1%
Gross margin	$28.5	$29.3	$27.6	$27.6	3.4%	6.5%
Gross margin %	33.4%	34.4%	34.3%	34.3%
Operating income	$12.8	$14.5	$15.1	$15.3	-15.3%	-5.1%
Net income	$7.7	$9.0	$9.6	$9.5	-19.6%	-5.9%
Diluted EPS	$0.35	$0.41	$0.44	$0.44	-20.5%	-6.8%
(1) Results exclude items in reconciliation below.

Nine Month Highlights

	Q3 Fiscal 2009		Q3 Fiscal 2008		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$272.0		$238.5		14.0%
Gross margin	$89.3	$91.1	$81.2	$81.2	9.9%	12.2%
Gross margin %	32.8%	33.5%	34.1%	34.1%
Operating income	$45.0	$48.6	$44.9	$45.6	0.3%	6.7%
Net income	$28.0	$30.9	$28.2	$28.4	-0.7%	8.7%
Diluted EPS	$1.29	$1.42	$1.29	$1.30	0.0%	9.2%
(1) Results exclude items in reconciliation below.

“Our third quarter certainly presented us with more challenges than we expected at the beginning of the period,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “The length of the strike at Boeing combined with the global financial crisis created increasing headwinds as the quarter aged.  Given these external events, we are satisfied with the performance the Company demonstrated.”

Third Quarter Results
Net sales for the third quarter of fiscal 2009 were $85.3 million, an increase of 6.1% from $80.4 million in the third quarter of fiscal 2008. Gross margin for the third quarter rose 3.4% to $28.5 million compared to $27.6 million for the same period last year. Gross margin as a percentage of net sales was 33.4% in the third quarter of fiscal 2009 compared to 34.3% for the same period last year. The decline in gross margin percentage was mainly driven by start-up costs associated with the Company’s expansion into new bearing products and the inclusion of recent acquisitions which are currently operating at lower gross margin levels.  Gross margin as a percentage of sales, excluding $0.8 million of start-up costs, was 34.4% compared to 34.3% for the same period last year.

Operating income decreased 15.3% to $12.8 million for the third quarter of fiscal 2009 compared to $15.1 million for the same period last year. As a percentage of net sales, operating income was 15.0% compared to 18.8% for the same period last year. Operating income excluding start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses and disposal of fixed assets was $14.5 million, a decrease of 5.1% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income, excluding these charges, was 17.0% compared to 19.0% for the same adjusted period last year.

Interest expense, net for the third quarter of fiscal 2009 was $0.7 million, compared to $0.8 million for the same period last year.

Other non-operating expense was $0.3 million for the third quarter of fiscal 2009.  This was mainly comprised of $0.4 million of income from the CDSOA payment offset by $0.6 million of foreign exchange losses on British Pound Sterling inter-company loans to our Phoenix division in the United Kingdom.  Since these loans are not considered long-term in nature, the resulting translation losses are included in net income.

For the third quarter of fiscal 2009, the Company reported net income of $7.7 million compared to net income of $9.6 million in the same period last year.  Excluding the after-tax start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses, disposal of fixed assets, exclusion of the CDSOA payment and the foreign exchange loss, net income decreased 5.9% to $9.0 million compared to $9.5 million for the same adjusted period last year.

Nine Month Results
Net sales for the nine month period ended December 27, 2008 were $272.0 million, an increase of 14.0% from $238.5 million for the nine month period ended December 29, 2007. Gross margin for the nine month period ended December 27, 2008 rose 9.9% to $89.3 million compared to $81.2 million for the same period last year. Gross margin as a percentage of net sales was 32.8% for the nine month period of fiscal 2009 compared to 34.1% for the same period last year. The decline in gross margin percentage was mainly driven by start-up costs associated with the Company’s expansion into new bearing products and the inclusion of recent acquisitions which are currently operating at lower gross margin levels.  Gross margin as a percentage of sales, excluding $1.9 million of start-up costs, was 33.5% compared to 34.1% for the same period last year.

For the nine month period ended December 27, 2008, the Company reported operating income of $45.0 million compared to $44.9 million for the same period last year.  Operating income excluding start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses and disposal of fixed assets increased 6.7% to $48.6 million for the nine month period ended December 27, 2008 compared to $45.6 million for the same adjusted period last year.  Operating income as a percentage of sales excluding these charges was 17.9% for the first nine months of fiscal 2009 compared to 19.1% for the same adjusted period last year.

Interest expense, net for the nine month period ended December 27, 2008 was $2.1 million, a decrease of $0.6 million, from $2.7 million for the same period last year.

Other non-operating expense was $0.5 million for the nine month period ended December 27, 2008.  This was mainly comprised of $0.4 million of income from the CDSOA payment offset by $0.9 million of foreign exchange losses on British Pound Sterling inter-company loans to our Phoenix division in the United Kingdom.  Since these loans are not considered long-term in nature, the resulting translation losses are included in net income.

Net income for the nine month period ended December 27, 2008 was $28.0 million compared to net income of $28.2 million for the same period last year.  Excluding the after-tax start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses, disposal of fixed assets, the loss on early extinguishment of debt, exclusion of the CDSOA payment and the foreign exchange loss, net income increased 8.7% to $30.9 million compared to $28.4 million for the same adjusted period last year.

Plant Move and Consolidation
The Company completed the consolidation and rationalization of its South Carolina operations and incurred a final charge of $0.8 million in the third quarter. This consolidation has resulted in a total charge of $1.4 million in fiscal year 2009.

CDSOA Payment
In December 2008, the Company received approximately $0.4 million in payments under the U.S. Continued Dumping and Subsidy Offset Act “CDSOA” compared to $0.3 million received in December 2007.  The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade.  This payment has been classified below Operating income in “Other non-operating expense (income)” on the Consolidated Statement of Operations.

Outlook
“We believe the continuous introduction of new products during this year and our sustained efforts in product development will broaden our offering in the coming years. Our backlog continues to hold and we have made the right decisions to strengthen our balance sheet while investing for long-term growth. The visibility we are afforded due to the recurring revenue of our business gives us confidence in our ability to perform despite these difficult economic times,” concluded Dr. Hartnett.

Based on current market conditions and assessments, the Company expects financial performance in its fourth quarter of fiscal 2009 to be as follows:

Net sales in the range of $84.0 - $87.0 million
Adjusted operating income in the range of $14.0 - $16.0 million

Live Webcast
RBC Bearings Incorporated will host a webcast at 10:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 877-718-5107 (international callers dial 719-325-4796).  An audio replay of the call will be available from 1:00 p.m. ET on Thursday, February 5th until 11:59 p.m. ET on Thursday, February 19th. The replay can be accessed by dialing 888-203-1112 (international callers dial 719-457-0820) and entering conference call ID # 2180044.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,133 people and operates 22 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K and most recent quarterly reports filed on Form 10-Q.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Net sales	$85,281	$80,407	$271,955	$238,462
Cost of sales	56,779	52,853	182,681	157,226
Gross margin	28,502	27,554	89,274	81,236

Operating expenses:
Selling, general and administrative	14,403	12,042	41,482	35,232
Other, net	1,304	401	2,783	1,117
Total operating expenses	15,707	12,443	44,265	36,349

Operating income	12,795	15,111	45,009	44,887

Interest expense, net	749	849	2,080	2,748
Loss on early extinguishment of debt	-	-	319	27
Other non-operating expense (income)	325	(360)	491	(712)
Income before income taxes	11,721	14,622	42,119	42,824
Provision for income taxes	4,021	5,041	14,148	14,669
Net income	$7,700	$9,581	$27,971	$28,155

Net income per common share:
Basic	$0.36	$0.45	$1.30	$1.31
Diluted	$0.35	$0.44	$1.29	$1.29

Weighted average common shares:
Basic	21,575,756	21,458,764	21,568,227	21,422,581
Diluted	21,745,996	21,833,870	21,763,105	21,811,793

	Three Months Ended		Nine Months Ended
	December 27,	December 29,	December 27,	December 29,
Reconciliation of Reported Operating Income to	2008	2007	2008	2007
Adjusted Operating Income:

Reported operating income	$12,795	$15,111	$45,009	$44,887
Large bearing start-up costs	832	-	1,875	-
Facility moving and consolidation expenses	581	111	1,068	589
Disposal of fixed assets	276	42	676	105
Adjusted operating income	$14,484	$15,264	$48,628	$45,581

Reconciliation of Reported Net Income and	Three Months Ended		Nine Months Ended
Net Income Per Common Share to Adjusted Net	December 27,	December 29,	December 27,	December 29,
Income and Adjusted Net Income Per Common Share:	2008	2007	2008	2007

Reported net income	$7,700	$9,581	$27,971	$28,155
Large bearing start-up costs (1)	547	-	1,245	-
Facility moving and consolidation expenses (1)	382	73	709	387
Disposal of fixed assets (1)	181	28	449	69
Loss on early extinguishment of debt (1)	-	-	212	18
CDSOA payment (1)	(248)	(167)	(250)	(168)
Foreign exchange loss on inter-company loans (1)	420	32	585	(16)
Adjusted net income	$8,982	$9,547	$30,921	$28,445
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.42	$0.44	$1.43	$1.33
Diluted	$0.41	$0.44	$1.42	$1.30

Adjusted weighted average common shares:
Basic	21,575,756	21,458,764	21,568,227	21,422,581
Diluted	21,745,996	21,833,870	21,763,105	21,811,793

	Three Months Ended		Nine Months Ended
	December 27,	December 29,	December 27,	December 29,
Segment Data, Net External Sales:	2008	2007	2008	2007

Roller bearings segment	$20,969	$22,832	$71,592	$69,582
Plain bearings segment	39,898	38,653	126,794	112,548
Ball bearings segment	16,157	13,004	47,758	40,257
Other segment	8,257	5,918	25,811	16,075
	$85,281	$80,407	$271,955	$238,462

	Three Months Ended		Nine Months Ended
	December 27,	December 29,	December 27,	December 29,
Selected Financial Data:	2008	2007	2008	2007

Depreciation and amortization	$3,130	$2,670	$9,546	$7,616

Cash provided by operating activities	$8,622	$1,016	$32,565	$24,606

Capital expenditures	$6,707	$3,159	$17,727	$14,288

Total debt			$54,190	$51,250

Cash on hand			$15,098	$9,194

Total debt minus cash on hand			$39,092	$42,056

Backlog			$221,434	$192,663